Exhibit 99.1

FOR RELEASE:	July 30, 2015

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

SECOND QUARTER 2015 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, today reported net income of $1.8 million for the quarter ended June 30, 2015, and basic and diluted earnings per share of $0.16, compared to net income of $613,000 and basic and diluted earnings per share of $0.09 for the second quarter of 2014. The third quarter 2014 merger of New Century Bancorp, Inc., and legacy Select Bancorp, Inc., impacts comparisons of the second quarter of 2014 to the second quarter of 2015.

Total assets, deposits, and total loans for the Company as of June 30, 2015, were $742.4 million, $579.6 million, and $573.7 million, respectively, compared to total assets of $508.3 million, total deposits of $428.7 million, and total loans of $333.9 million as of the same date in 2014.

Commenting on second quarter 2015 results, William L. Hedgepeth II, President and CEO stated, “We are pleased to report another record quarter, our third consecutive quarter of net income growth since our merger. This has been a tremendous achievement for Select. During this quarter we have worked to reposition our branch structure by strategically consolidating our Burlington and Gibsonville markets and will combine our offices in the Fayetteville market. We believe these enhanced initiatives, to be completed in the third quarter, will result in notable expense reductions and increased efficiencies. Additionally, we have announced the acquisition of two branches, one in Morehead City and the other in Leland, in the Wilmington area, which we expect will be a fourth quarter event.”

“Loan growth has been strong while asset quality continues to remain high which is a top priority at Select,” Mr. Hedgepeth said. “Our continued focus on profit and growth are a top priority in our strategic plan. We are expanding our markets utilizing the combined resources of our July 25, 2014 merger with legacy Select Bank and our performance results to-date are improving. We are very pleased with these developments and believe the changes add value to our community bank franchise.”

Non-performing loans decreased to $11.7 million at June 30, 2015 from $11.9 million at December 31, 2014. Non-performing loans equaled 2.04% of loans at June 30, 2015, decreasing from 2.15% of loans at December 31, 2014. Other real estate and repossessed assets equaled $1.6 million at December 31, 2014 and decreased to $1.0 million at June 30, 2015. For the quarter, recoveries were $16,000 or -0.01% of average loans, compared to a recovery of $139,000 or -0.10% of average loans in the fourth quarter of 2014. At June 30, 2015, the allowance for loan losses was $6.8 million, or 1.19% of total loans, slightly down from $6.8 million or 1.24% of total loans at December 31, 2014.

Mr. Hedgepeth concluded, "We are pleased with our performance this quarter and the $1.8 million in earnings. This was an active quarter for us. By expanding our franchise and continuing loan growth in our markets, we look forward to the positive contributions that we expect our repositioned financial centers will add. We believe we are well-positioned for the remainder of 2015."

Select Bank & Trust has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Gibsonville, Goldsboro, Greenville, Lillington, Lumberton, Raleigh and Washington.

The information as of and for the quarter ended June 30, 2015, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended					At or for the twelve months ended

	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	December 31, 2014	December 31, 2013	December 31, 2012
Summary of Operations:
Total interest income	$8,262	$8,242	$7,988	$7,541	$5,261	$26,104	$22,903	$25,132
Total interest expense	835	939	1,141	1,169	1,098	4,519	5,258	6,632
Net interest income	7,427	7,303	6,847	6,372	4,163	21,585	17,645	18,500
Provision for (recovery of) loan losses	(139)	130	177	105	(427)	(194)	(325)	(2,597)
Net interest income after provision	7,566	7,173	6,670	6,267	4,590	21,779	17,970	21,097
Noninterest income	941	863	836	650	565	2,675	2,629	3,598
Merger/Acquisition related expenses	35	-	217	1,325	237	1,941	-	-
Noninterest expense	5,518	5,370	5,345	5,168	3,917	18,719	15,855	17,236
Income before income taxes	2,954	2,666	1,944	424	1,001	3,794	4,744	7,459
Provision for income taxes	1,133	923	666	230	388	1,437	1,803	2,822
Net Income	1,821	1,743	1,278	194	613	2,357	2,941	4,637
Dividends on Preferred Stock	19	19	19	19	-	38	-	-
Net income available to common shareholders	$1,802	$1,724	$1,259	$175	$613	$2,319	$2,941	$4,637

Share and Per Share Data:
Earnings per share - basic	$0.16	$0.15	$0.11	$0.02	$0.09	$0.26	$0.43	$0.67
Earnings per share - diluted	$0.16	$0.15	$0.11	$0.02	$0.09	$0.26	$0.43	$0.67
Book value per share	$8.17	$8.07	$7.91	$7.61	$8.30	$8.59	$8.09	$7.84
Tangible book value per share	$7.45	$7.33	$7.16	$7.01	$8.29	$7.83	$8.07	$7.79
Ending shares outstanding	11,499,398	11,458,561	11,377,980	11,349,368	6,931,168	11,377,980	6,921,352	6,913,636
Weighted average shares outstanding:
Basic	11,481,137	11,426,378	11,375,803	10,195,846	6,923,640	8,870,114	6,918,814	6,898,147
Diluted	11,548,878	11,510,147	11,475,865	10,312,085	6,928,428	8,974,384	6,919,760	6,898,377

Selected Performance Ratios:
Return on average assets(2)	0.98%	0.94%	0.65%	0.10%	0.48%	0.37%	0.53%	0.81%
Return on average equity(2)	7.22%	7.11%	5.23%	0.82%	4.35%	3.12%	5.28%	8.79%
Net interest margin	4.46%	4.30%	3.87%	3.99%	3.62%	3.88%	3.46%	3.57%
Efficiency ratio (1)	65.94%	65.76%	69.57%	73.60%	82.85%	77.16%	78.20%	78.00%

Period End Balance Sheet Data:
Loans, net of unearned income	$573,729	$558,923	$552,038	$546,475	$333,868	$552,038	$346,500	$367,891
Total Earning Assets	665,028	663,017	698,266	710,005	458,696	698,266	483,054	543,674
Goodwill	6,931	6,931	6,931	6,931	-	6,931	-	-
Core Deposit Intangible	1,320	1,470	1,625	1,786	124	1,625	182	298
Total Assets	742,443	748,371	766,121	784,983	508,282	766,121	525,646	585,453
Deposits	579,609	600,520	618,902	644,093	428,734	618,902	448,458	498,559
Short term debt	32,884	18,943	20,733	18,077	7,179	20,733	6,305	17,848
Long term debt	24,914	25,282	25,591	26,049	12,372	25,591	12,372	12,372
Shareholders' equity	101,552	100,076	97,685	93,995	57,551	97,685	56,004	54,179

Selected Average Balances:
Gross Loans	$569,785	$557,177	$546,626	$489,563	$336,286	$430,571	$354,871	$391,648
Total Earning Assets	669,586	672,655	702,818	632,922	465,976	565,264	511,597	532,193
Core Deposit Intangible	1,389	1,546	1,714	1,496	136	884	237	389
Total Assets	744,118	748,047	776,839	709,480	514,539	631,905	555,354	574,616
Deposits	588,328	600,601	632,633	582,825	435,976	523,954	470,526	481,387
Short term debt	28,212	19,298	19,790	14,652	6,748	9,957	13,879	17,848
Long term debt	22,895	25,444	25,818	22,343	12,372	20,494	12,372	12,372
Shareholders' equity	101,216	99,376	97,030	84,744	57,158	74,365	55,701	52,769

Asset Quality Ratios:
Nonperforming loans	$11,702	$13,473	$11,876	$12,375	$12,952	$11,876	$15,856	$12,030
Other real estate owned	1,030	1,187	1,585	1,687	1,169	1,585	2,008	2,833
Allowance for loan losses	6,842	6,919	6,844	6,529	6,447	6,844	7,054	7,897
Nonperforming loans (3) to period-end loans	2.04%	2.41%	2.15%	2.26%	3.88%	2.15%	4.58%	3.27%
Allowance for loan losses to period-end loans	1.19%	1.24%	1.24%	1.19%	1.93%	1.24%	2.04%	2.15%
Delinquency Ratio (4)	0.32%	0.23%	0.91%	0.36%	0.15%	0.91%	0.25%	0.32%
Net loan charge-offs to average loans	-0.01%	0.04%	-0.10%	0.02%	0.18%	-0.03%	0.15%	-0.12%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Annualized.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.